Exhibit 99.2

CHP 2023 Valuation Webinar Script

March 14, 2024, 2:30 p.m. ET

Althia:

Ladies and gentlemen, welcome to the CNL Healthcare Properties valuation conference call. Before we begin, please note that statements made during this call will include forward-looking statements within the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, future financial performance, and potential strategic alternatives.

Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Descriptions of these risks can be found in the company’s SEC filings, including its recently filed annual report on Form 10-K. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The company undertakes no obligation to update or revise the information provided on this call due to new information or future results or developments, except as required by law.

The valuation information discussed today is a point-in-time estimate based on numerous inputs and data that vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

Additional information is available in our filings with the SEC, which also may be accessed through the company’s website at cnlhealthcareproperties.com. Each listener is encouraged to review those filings together with all other information provided.

As a reminder, this call is being recorded on March 14, 2024, at 2:30 p.m. I will now turn the call over to CNL Healthcare Properties’ President and CEO — Mr. Steve Mauldin.

Welcome/Agenda - Slide 7 Steve:

Thank you, Althia. Good afternoon and thank you for joining us today as we review information related to our updated annual net asset valuation process. Joining me on today’s call is Ixchell Duarte, the company’s chief financial officer and treasurer, and Mike Tetrick, senior vice president at the company’s advisor, CNL Healthcare Corp.

Two days ago, we publicly announced $6.28 per share as the estimated net asset valuation (or “N-A-V” or “NAV”) as of year-end 12/31/2023, which is 0.64 cents or 9.25% less than our previous year-end 2022 NAV of $6.92 per share. Mike will review details of the NAV process in a few minutes, but first let me take a moment to summarize the company’s state of play and achievements looking back on 2023.

Business Update – Slide 8 Steve:

In 2023, we maintained a sharp focus on improving the operational and financial performance of our national portfolio of private-pay seniors housing communities, which number 69 operating assets in 26 states. Throughout the year we had a relentless focus on increasing occupancy rates and improving operating margins. As a result of our efforts, I am pleased to report that we made real and tangible operational progress and grew portfolio-wide occupancy steadily and by more than 100 basis points in our 54 properties managed under third-party operating agreements (or under the RIDEA format) and significantly expanded Net Operating Income (or NOI) from pandemic-driven lows.

By way of example, our RIDEA properties have now posted an impressive nine consecutive quarters of year-over-year revenue growth and six consecutive quarters of year-over-year NOI growth. I am also pleased to share that our 15 triple-net leased properties have maintained strong occupancy and have been able to organically support lease payments received, further contributing to our operational success in 2023.

Finally, and very importantly, in early December we completed the successful refinancing of our $600 million corporate unsecured credit facilities six months ahead of its May 2024 maturity date. Our refinanced corporate credit facilities now have a maturity of May 2026. These debt facilities make up the overwhelming majority of our company’s debt, or just under 94% of our debt outstanding as of year-end 2023.

Refinancing our unsecured credit facilities was a vital corporate initiative to support the ongoing health of our company and is a significant achievement given the very challenging credit and debt capital environment, which is leaving many real estate owners without supportive or economically viable financing options. Our total debt-to-asset ratio continues to be very low and conservative at 31.0%, based on the in-place carrying value of our assets at year end.

Business Update - Slide 9 Steve:	Our seniors housing portfolio of 69 communities is predominantly needs-based, private-pay assisted living communities, including assisted living with memory care services and independent living units, with an effective average asset age of under 15 years. As the portfolio continued its rebound in 2023, we were able to maintain a financially responsible and consistent annualized distribution rate throughout the year.

Across the seniors housing sector and overall commercial real estate space more broadly, the past two years of economic uncertainty, rising costs of capital (both debt and equity) and inflation pressures, coupled with an especially tight credit environment, have put material downward pressure on property values by way of increased capitalization (or cap) rates and discount rates as well as restricted quick expansion of cash flow margins.

As everybody on this call is no doubt aware, since March 2022, the Federal Reserve has increased its Federal Funds rate 11 times from 0.25% to 5.50%, and higher personnel costs and wages are here to stay as they make up about 70% of our controllable operating expenses at the property level. Add to that, the cost of essentially everything else is inflated compared to prior years – be that food, gas, insurance, the list goes on.

Specifically, higher costs of capital (again, both debt and equity) has driven higher expected rates of return and increases to both discount rates and cap rates, both of which are fundamental determinants in valuing income-producing properties. Since current and expected future property cash flows are divided by discount and cap rates to calculate values, the higher these rates are, the lower the cash flows are valued.

While our portfolio’s balance sheet produced previously unseen positive net operating income or (NOI) growth in 2023, macroeconomic factors previously I just mentioned played a key role in tempering the year-end estimated valuation of our assets. Our clear expectation is that any future (and expected) interest rate cuts will positively impact our specific portfolio and valuations of income-producing real estate assets in general.

You can take comfort in the fact that we are confident that our company remains financially well-positioned, especially considering the recent successful refinancing of our corporate credit facilities, low debt level and ample liquidity.

NAV Result -Slide 10 Steve:

The $0.64 per share or 9.25% decline in the company’s 2023 estimated NAV year-over-year, is naturally driven by a decline in the aggregate appraised value of the company’s properties and a reduction in value driven by $14.2 million in non-recurring costs connected with our successful early refinancing of the company’s $600 million unsecured credit facilities in December. Additionally, we used incremental cash to pay $25.3 million of principal payments, which had a net neutral impact on NAV.

The aggregate appraised value of the company’s comparable properties declined by approximately $92.2 million to $1.67 billion as of Dec. 31, 2023. The primary factor is the uncontrollable expansion in discount rates and cap rates, which Mike will explain in detail.

NAV history slide -Slide 11 Steve:	Our estimated NAV per share includes an ongoing deduction for our current projection of estimated property-level transaction costs. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. We began proactively deducting these costs from our estimated 2017 NAV calculations, after we publicly announced the initiation of our strategic alternatives process to begin to provide liquidity to shareholders.

Finally, and consistent with past years, we continue to closely follow the Investment Program Association (or “IPA”) industry guidelines for our annual net asset valuation exercise. The IPA is the leading national industry trade association for our direct investment industry. As a reminder, our estimated NAV is very much a snapshot in time – like any appraisal process – and is not necessarily meant to be indicative of value the company or our shareholders should expect to receive now, or in the future.

While we will not be hosting a question-and-answer session at the end of today’s call due to the fact we remain squarely in our strategic alternatives process, CNL’s shareholder services and capital markets team members stand ready to assist you further with any questions.

I would now like to invite Mike Tetrick to describe our valuation process in greater detail. Mike is a senior vice president with our company’s advisor and has extensive involvement in the company’s annual valuation process.

Estimated NAV Process – Slide 12 Mike:	For a sixth year, the company engaged Robert A. Stanger & Co., an independent third-party valuation firm, to provide a valuation analysis of our real estate and balance sheet and to assist the board of directors and the company’s valuation committee, which is comprised solely of independent directors, to establish the new estimated NAV per share as of calendar year-end 2023.

In their analysis, Stanger conducted individual property appraisals for all properties and provided a range of values by decreasing and increasing cap rates and discount rates by 25 basis points. This resulted in a valuation range of $5.93 to $6.58 for the estimated NAV per share. In addition, and in accordance with IPA guidelines, Stanger provided a sensitivity analysis by stressing discount rates and capitalization rates up and down by 5%.

The estimated NAV per share was established consistent with our valuation policy and the recommended methodology set forth by the IPA, except for deducting estimated property-level transaction costs., which presume a hypothetical orderly liquidation of the company’s assets.

Methodology & Assumptions – Slide 13 Mike:	Stanger used the income approach to valuation that included a discounted cash flow (or DCF) analysis and a direct capitalization analysis. For the one parcel of land and excess or surplus land, the sales comparison approach was used. The DCF analysis was applied to property revenues and expenses over a projected 10-year holding period. Stanger relied solely on DCF analyses to determine the appraised value of the 54 RIDEA properties as well as two of our fifteen triple net leased properties. The value of these properties decreased primarily due to higher terminal cap rate and discount rate assumptions. Each appraised property’s value was adjusted, as applicable, for lease-up costs, deferred maintenance or capital needs, and surplus land. The resulting value was adjusted for any third-party promoted interests and for our ownership interest in one joint venture asset.

The remaining thirteen triple net leased properties were valued using direct capitalization and had an increase in value due to improved lease coverage and a reduction in the cap rate applied to the forward-year NOI.

The appraised properties excluded any portfolio premium in accordance with our valuation policy and IPA guidelines. Stanger prepared an appraisal report summarizing the key information, assumptions and value for each asset as of year-end.

Stanger appraised the 69 properties and one parcel of land, which had an aggregate estimated value of approximately $1.67 billion, a decrease of 5.2% compared to the appraised value of the same properties for the prior year.

The fair market value of our debt obligations was estimated based on pricing for similar debt instruments that we believe could be obtained as of Dec. 31, 2023. The company utilized a discounted cash flow analysis whereby contractual debt payments were discounted to present value at an interest rate deemed appropriate and reflective of market interest rates as of the valuation date. The collateral type, origination date, anticipated duration and pre-payment terms were also considered. Stanger confirmed the reasonableness of our fair market value of debt.

The values of cash and other assets and liabilities were estimated to approximate net realizable value and based on the values derived from our audited balance sheet for year-end December 31, 2023.

Discount and Capitalization Rates Summary – Slide 14 Mike:

As Steve mentioned earlier, Stanger used both direct capitalization and discounted cash flow analyses in the valuation. Generally, terminal cap rates and discount rates used in the DCF were higher than the prior year. In selecting the discount rate, Stanger considered estimated target rates of return for buyers of similar properties with consideration given to unique property-related features such as location and age. In comparison to last year’s valuation, the RIDEA properties had an increase in the weighted average discount rate of 32 basis points, to 8.80%, and an increase in the terminal capitalization rate of 55 basis points, to 7.60%

The two triple-net leased properties that also utilized DCF had a decrease in the weighted average discount rate of 17 basis points, to 10.57%, and an increase in the terminal capitalization rate of 45 basis points, to 9.32%.

The thirteen triple-net leased properties utilizing direct cap analyses had a decrease in the weighted average direct capitalization rate of 16 basis points, to 7.17%.

Stanger reviewed published seniors housing and healthcare property investor surveys and considered, among other factors, prevailing cap rates for the property’s location, age and condition, the property’s operating trends and, lease coverage ratios to determine the direct capitalization rates utilized in our triple net leased portfolio.

8-K Sensitivity – Slide 15 Mike:	As changes to the key assumptions to arrive at the estimated NAV per share could have a significant impact on the value of our real estate assets, a sensitivity analysis was conducted on the appraised properties in accordance with IPA guidelines to illustrate the effect of a 5% increase or decrease to the discount rates, terminal cap rates and direct capitalization rates. The land price per square foot was also adjusted by 5% in either direction. This sensitivity analysis shows that 5% lower assumed rates would increase the midpoint NAV by $0.51 per share, while 5% higher assumed rates would decrease the midpoint NAV by $0.54 per share.

Valuation Range & Midpoint – Slide 16 Mike:

Stanger also provided a valuation range for the appraised properties’ real estate values by varying the discount rate, terminal cap rate and direct capitalization rates by 25 basis points in either direction. The lower end of the discount and capitalization rates, along with the upper end of price per square foot for the land parcel, has a positive $0.30 impact on NAV per share. Conversely, the reverse has a negative $0.35 impact on NAV per share. The result is a NAV per share valuation range of $5.93 to $6.58 with a midpoint value of $6.28.

I would now like to turn the call over to Ixchell Duarte, our chief financial officer and treasurer to summarize the results of our valuation work and describe other company matters. Ixchell

Estimated NAV Per Share Build-Up – Slide 17 Ixchell:

Thank you, Mike.

The resulting valuation range for the company’s estimated NAV on a per share basis was $ 5.93 to $6.58 per share, which included a deduction of $0.14 per share for estimated transaction costs assuming a hypothetical orderly sale of the company’s assets. Our board of directors approved $6.28 as the estimated NAV per share based on a total net asset value of approximately $1.10 billion which consisted of $1.67 billion in net consolidated real estate value plus $68 million in cash and other assets, offset by approximately $584.8 million in debt, $41.3 million in accounts payable, other liabilities and non-controlling interests, as well as approximately $23.78 million in estimated transaction costs.

We divided our total estimated net asset value by approximately 173.94 million outstanding shares, which excluded the advisor’s restricted shares, and arrived at an estimated NAV per share of $6.28. While we have conducted our valuation as previously described, it is important to note that the estimated NAV per share is a snapshot in time and it is not necessarily indicative of the value of the company or the amount that stockholders may receive if the company were to list its shares or liquidate its assets now or in the future.

Financial Health – Slide 18 Ixchell:	As of December 31, 2023, we had liquidity of $106.1 million consisting of $54.1 million cash on hand and $52.0 million in undrawn availability under our revolving credit facility. As Steve mentioned, we refinanced our $600 million corporate credit facilities and moved the maturity date to May 2026. We remain focused on maintaining strong liquidity and financial flexibility and on managing our portfolio of 70 assets.

Seniors Housing Sector - Slide 19 Ixchell:

The aging demographic trends, particularly driven by baby boomers, all of whom will be older than 65 by 2030 are anticipated to grow the 80+ population by 25% through 2029, and more importantly the first baby boomers turn 80 in 2026. This trend, coupled with the occupancy rebound and declining inventory growth, which remains well below pre-pandemic historical averages, continues to give us confidence in the seniors housing sector. Specifically, majority assisted living inventory growth is near its lowest level since 2010 according to last quarter’s data from the National Investment Center for Seniors Housing Care. We believe we are well-positioned given the quality of our assets, operational progress, and financial stability.

As a reminder, we intend to post this presentation on our website at cnlhealthcareproperties.com. We also invite you to review our Form 8-K filed on March 12, 2024, which has additional details about our estimated net asset value and our valuation process.

Now, I’d like to turn it back to Steve for closing remarks. Steve

What’s Next - Slide 20 Steve:

Thank you, Ixchell.

As I mentioned at the start of today’s call, our clear priority is to remain specifically focused on operational and financial performance, which can be summarized by our unrelenting emphasis to further grow occupancy and operating or cash flow margins. And while a reduced NAV might not immediately indicate a productive year due to market forces none of us can control, we and you should be encouraged by our very strong 2023 operational performance and prospects as we look ahead through 2024.

While market headwinds last year did not support a concluding liquidity transaction, we remain fully committed to our ultimate objective of providing optimal and ultimate liquidity and value to shareholders. To that end, we have remained especially active (even more so in 2023) in studying market and transaction opportunities that we might judge to be in our shareholders’ best interests. We remain ready and activated to pursue additional strategic opportunities as economic and transactional environments permit. In the meantime, and as Ixchell stated, our corporate focus will be to continue proactively drive and maintain our current and forward-looking operating, liquidity and financial health and flexibility.

Contacts - Slide 21	On behalf of everyone here at CNL and our very engaged board of directors, I’d like to thank you for your continued confidence in CNL Healthcare Properties and for joining us for today’s valuation webinar. This concludes today’s call. Thank you very much.

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